Filed pursuant to 424(b)(3)

Registration No. 333-239664

PROSPECTUS

8,226,834 shares of Common Stock

This prospectus covers the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 8,226,834 shares of our common stock.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders. We are paying the cost of registering the shares covered by this prospectus as well as various related expenses. Each selling stockholder is responsible for all of its respective selling commissions, transfer taxes and other costs related to the offer and sale of the shares covered by this prospectus.

Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. If required, the number of shares to be sold, the public offering price of those shares, the names of any underwriters, broker-dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

Our common stock is listed on The Nasdaq Global Market under the symbol “SONM.” On June 29, 2020, the last reported sale price of our common stock was $0.80 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 4 of this prospectus and under similar headings in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which have been filed with the Securities and Exchange Commission, or the SEC, and are incorporated by reference in this prospectus and in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2020

ABOUT THIS PROSPECTUS

You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus (as supplemented or amended). We and the selling stockholder have not authorized anyone to provide you with different information. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. The information contained in this prospectus, as well as the information filed previously with the SEC, and incorporated by reference in this prospectus, is accurate only as of the date of the document containing the information, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sale of our common stock.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Sonim,” the “Company” and similar designations refer to Sonim Technologies, Inc. and its subsidiaries on a consolidated basis. This prospectus contains trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss many of these risks in greater detail under “Risk Factors” in this prospectus, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” beginning on page 4 of this prospectus, as well as the information incorporated by reference from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, before making an investment decision.

Overview

We are a leading U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. We currently sell our ruggedized mobile phones and accessories to several of the largest wireless carriers in the United States— including AT&T, Sprint (now part of T-Mobile and referred to collectively as Sprint) and Verizon—as well as the three largest wireless carriers in Canada—Bell, Rogers and Telus Mobility. Our phones and accessories connect workers with voice, data and workflow applications in two end markets: industrial enterprise and public sector.

Task workers in these end markets have historically been limited to pen and paper and single-purpose electronic devices, such as barcode scanners, location-tracking devices and sensors, to accomplish specific tasks. These single-purpose devices have historically run on proprietary networks, such as Land Mobile Radio (LMR) networks that enable Push-to-Talk (PTT) services for voice communications. We provide Android-based devices that consolidate and integrate multiple functions into a single ruggedized solution running on commercial wireless networks at a total cost of ownership that we believe is significantly lower with improved productivity and safety of task workers.

Our solutions consist primarily of ultra-rugged mobile phones based on the Android platform which are capable of attaching to both public and private wireless networks, industrial-grade accessories that meet the requirements of specific applications, and software applications and cloud-based tools that provide management and deployment services to our customers. End customers of our solutions include construction, energy and utility, hospitality, logistics, manufacturing, public sector and transportation entities that primarily purchase our devices and accessories through their wireless carriers. The key attributes of our solutions are specifically tailored for the needs of our end users, including impact resistance, waterproof and dustproof construction, extended battery life and extra loud audio, supported by a three-year comprehensive warranty. All of our devices run on the Android operating system, providing a familiar and intuitive user interface, and our smartphones have access to a library of millions of applications available through the Google Play Store. We have also implemented dozens of application programming interfaces, or APIs, specific to our mobile phones and have partnered with third-party application developers to create a purpose-built experience for our end users using these applications on our mobile phones.

Corporate Information

We were incorporated under the laws of the State of Delaware on August 5, 1999 as NaviSpin.com, Inc. In December 2001, we changed our name to Sonim Technologies, Inc. Our principal executive offices are located at 6836 Bee Cave Road Building 1, Suite 279, Austin, Texas 78746. Our telephone number is (650) 378-8100. Our website address is www.sonimtech.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus, or in deciding whether to purchase our securities.

Conversion of Indebtedness Under B. Riley Convertible Note

In October 2017, we entered into a subordinated term loan and security agreement, or the Loan Agreement, with B. Riley Principal Investments, LLC pursuant to which we borrowed $10.0 million in principal secured subordinated indebtedness pursuant to the B. Riley Convertible Note. In March 2018, we amended the Loan Agreement to increase the available aggregate principal borrowings to $12.0 million and borrowed an additional $2.0 million in principal secured subordinated indebtedness pursuant to the B. Riley Convertible Note, as amended. In July 2019, we prepaid $3.25 million in principal and interest under the B. Riley Convertible Note.

On June 1, 2020, we entered into a Note Amendment and Debt Cancellation Agreement with B. Riley Principal Investments, LLC, or the Note Amendment, which provided that, contingent upon the closing of the underwritten public offering pursuant to a registration statement Form S-1 (File No. 333-238869), that certain principal amount, accrued interest and other amounts outstanding under the B. Riley Convertible Note would convert into shares of common stock to be issued to B. Riley Principal Investments, LLC or its affiliates at the public offering price of shares of our common stock in the offering.

Pursuant to the Note Amendment, as amended to date, $6,170,125.51 of principal amount, accrued interest and other amounts outstanding under the B. Riley Convertible Note converted into an aggregate of 8,226,834 shares of the Company’s common stock issued to the selling stockholders, or the “Conversion Shares”. Also on June 11, 2020, we entered into a registration rights agreement with the selling stockholders pursuant to which we agreed to file a registration statement covering the resale by the selling stockholders of the Conversion Shares and to use our best efforts to cause such registration statement to become effective upon the time frames set forth in the registration rights agreement.

The registration statement of which this prospectus is a part relates to the offer and resale of the Conversion Shares.

THE OFFERING

Common stock offered by the selling stockholders	8,226,834 shares

Terms of the offering	Each selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the shares by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page 4, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Global Market symbol	SONM

The selling stockholders named in this prospectus may offer and sell up to 8,226,834 shares of our common stock. Our common stock is currently listed on the Nasdaq Global Market under the symbol “SONM.” Shares of common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the shares covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the Conversion Shares issued to the selling stockholders as described above. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their respective permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the section entitled “Where You Can Find More Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares held by the selling stockholders pursuant to this prospectus. We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the shares to be sold by the selling stockholders, including registration, listing fees, printers and accounting fees, and fees and disbursements of counsel, or collectively, the Registration Expenses. Other than Registration Expenses, the selling stockholder will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares.

SELLING STOCKHOLDERS

We are registering the resale of 8,226,834 shares of our common stock issued to the selling stockholders identified below upon conversion of certain indebtedness under the B. Riley Convertible Note, to permit the selling stockholders, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of these shares in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended).

The selling stockholders may sell some, all or none of the shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders. As a result, we cannot estimate the number of shares of common stock the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares since the date on which it provided information for this table.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholders under this prospectus. The percentage of shares owned prior to and after the offering is based on 65,923,526 shares of common stock outstanding as of June 26, 2020. This information has been obtained from the selling stockholder.

	Before Offering			After Offering
Name and Address of Selling Stockholder	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Offered	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)
B. Riley Principal Investments, LLC (1)(2)	3,560,167	5.4%	3,560,167	0	0.0%
BRC Partners Opportunity Fund, LP (1)(3)	7,120,325	10.8%	4,666,667	2,453,658	3.72%

(1)	Assumes the sale of all shares available for sale under this prospectus and no further acquisitions of shares of common stock by the selling stockholder.
(2)

B. Riley Principal Investments, LLC (“BRPI”) is a Delaware limited liability company with a principal place of business located at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. B. Riley Financial, Inc. (“BRF”) is the parent company of BRPI. Bryant R. Riley is the Chairman and Co-Chief Executive Officer of BRF. As a result, Mr. Riley may be deemed to indirectly beneficially own the Shares held by BRPI. Kenneth Young is the Chief Executive Officer of BRPI. As a result, Mr. Young may be deemed to indirectly beneficially own the shares of our common stock held by BRPI.

(3)

BRC Partners Opportunity Fund, L.P. (“BRPLP”) is a Delaware limited partnership with a principal place of business located at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRC Partners Management GP, LLC (“BRPGP”) is the general partner of BRPLP. B. Riley Capital Management, LLC (“BRCM”). BRCM is the parent company of BRPGP. BRF is the parent company of BRCM. As a result, BRPGP, BRCM and BRF may be deemed to indirectly beneficially own the shares of our common stock held by BRPLP. Bryant R. Riley is the Chief Executive Officer of BRCM and Chairman and Co-Chief Executive Officer of BRF. As a result, Mr. Riley may be deemed to indirectly beneficially own the shares of our common stock held by BRPLP.

Relationship with Selling Stockholders

In October 2017, we entered into a subordinated term loan and security agreement, or the Loan Agreement, with B. Riley Principal Investments, LLC pursuant to which we borrowed $10.0 million in principal secured subordinated indebtedness pursuant to the B. Riley Convertible Note. In March 2018, we amended the Loan Agreement to increase the available aggregate principal borrowings to $12.0 million and borrowed an additional $2.0 million in principal secured subordinated indebtedness pursuant to the B. Riley Convertible Note, as amended. Kenny Young, a member of our board of directors, is the President of B. Riley Financial, Inc., the parent company of B. Riley Principal Investments, LLC and a holder of more than 5% of our common stock, and chief executive officer of B. Riley Principal Investments, LLC. Borrowings under the Loan Agreement bore interest at a fixed rate of 10% per annum, In connection with the Loan Agreement, we granted B. Riley Principal Investments, LLC a subordinated lien on substantially all of our assets, subject to permitted liens. In July 2019, we prepaid $3.25 million in principal and interest under the B. Riley Convertible Note.

On June 1, 2020, we entered into a Note Amendment and Debt Cancellation Agreement with B. Riley Principal Investments, LLC, or the Note Amendment, which provided that, contingent upon the closing of the underwritten public offering pursuant to a registration statement Form S-1 (File No. 333-238869), we would repay $4 million of the outstanding indebtedness to B. Riley Principal Investments, LLC in cash, or the B. Riley Repayment, and the remaining principal amount, accrued interest and other amounts outstanding under the B. Riley Convertible Note, after giving effect to the B. Riley Repayment, would convert into shares of common stock to be issued to B. Riley Principal Investments, LLC or its affiliates at the public offering price of shares of our common stock in the offering.

Pursuant to the Note Amendment, as amended to date, we made the B. Riley Repayment on June 9, 2020 and the remaining principal amount, accrued interest and other amounts outstanding under the B. Riley Convertible Note, after giving effect to the B. Riley Repayment, in an amount of $6,170,125.51, converted into an aggregate of 8,226,834 shares of the Company’s common stock issued to the selling stockholders, or the “Conversion Shares”. Following the B. Riley Repayment and the issuance of the Conversion Shares, the Company has no outstanding indebtedness under the B. Riley Convertible Note. Also on June 11, 2020, we entered into a registration rights agreement with the selling stockholders pursuant to which we agreed to file a registration statement covering the resale by the selling stockholders of the Conversion Shares and to use our best efforts to cause such registration statement to become effective upon the time frames set forth in the registration rights agreement.

In October 2017, we entered into a management services agreement with B. Riley Principal Investments, LLC pursuant to which B. Riley Principal Investments, LLC agreed to provide advisory and consulting services to us for management fees of up to $200,000 per year. We incurred approximately $47,000 and $200,000 of fees under this agreement during the years ended December 31, 2017 and 2018, respectively. The management services agreement terminated at the closing of our initial public offering.

Except as discussed above, neither the selling stockholders nor any persons having control over such selling stockholders have held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares of common stock or other securities.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each selling stockholder may, from time to time, sell any or all of their shares of common stock covered hereby on The Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales, to the extent permitted by law;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such selling stockholders, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.

We agreed to cause the registration statement of which this prospectus is a part to remain effective until the earlier to occur of June 9, 2022 or the date on which all of the shares registered hereby are either sold pursuant to the registration statement or sold or available for resale without restriction under Rule 144 under the Securities Act. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any other person participating in the distribution of the shares of common stock covered hereby will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock we registered on behalf of the selling stockholders pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements of Sonim Technologies, Inc. incorporated in this Registration Statement on Form S-3 by reference from Sonim Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Moss Adams LLP, an independent registered public accounting firm, as set forth in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern emphasis and a change in the method of accounting for revenue in 2019) which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares offered pursuant to this registration statement, will be passed upon for us by Cooley LLP, Palo Alto, California.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may obtain a copy of these filings at no cost by writing us at the following address: Sonim Technologies, Inc., Attn: Corporate Secretary, 6836 Bee Cave Road Building 1, Suite 279, Austin, Texas 78746. We also maintain a website at www.sonimtech.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. In accordance with Rule 412 of the Securities Act, any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

•

our Annual Report on Form  10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 27, 2020, as amended by our Annual Report on Form 10K/A filed with the SEC on  April 29, 2020  and our Annual Report on Form 10-K/A filed with the SEC on June 2, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020;

•	our Current Reports on Form 8-K filed with the SEC on January 17, 2020, March 17, 2020, June 5, 2020 and June 17, 2020.

•

the description of our common stock contained in our registration statement on Form  8-A filed with the SEC on May 9, 2019, including any amendments or reports filed for the purposes of updating this description.

We also incorporate by reference into this prospectus all documents (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) that are subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus (including documents filed after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement).

We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. Requests should be addressed to Sonim Technologies, Inc., Attn: Corporate Secretary, 6836 Bee Cave Road Building 1, Suite 279, Austin, Texas 78746.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

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